                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:


                                  [_] Confidential, for Use of the
[_] Preliminary Proxy Statement          Commission Only

                                         (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement


[_] Definitive Additional Materials

[_] Soliciting Material under (S)240.14a-12

                             MICROSEMI CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] Fee not required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1)  Title of each class of securities to which transaction applies:

  2)  Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4)  Proposed maximum aggregate value of transaction:

  5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)  Amount Previously Paid:

  2)  Form, Schedule or Registration Statement No.:

  3)  Filing Party:

  4)  Date Filed:

                             MICROSEMI CORPORATION
                               2381 Morse Avenue
                                Irvine, CA 92614
                                 (949) 221-7100

                             ---------------------

                               CONSENT STATEMENT
                       CONSENT OF STOCKHOLDERS IN LIEU OF
                                SPECIAL MEETING

To the Stockholders of MICROSEMI CORPORATION:

    In connection with this Consent Statement, the Board of Directors of the Microsemi Corporation, a Delaware corporation (the "Company") is recommending that the stockholders consider and consent to a proposal (the "Proposal"), which the Board of Directors has approved, subject to stockholder approval. The Proposal is to amend and restate the Company's Certificate of Incorporation (herein, including all amendments and supplements previously adopted, called the "Certificate of Incorporation") for the purpose of increasing the number of authorized shares of Common Stock of the Company from 20,000,000 to 100,000,000 (the "Capitalization Amendment").


    The purpose and effect of this Capitalization Amendment of the Certificate of Incorporation is to allow the Company to issue in the future an additional amount of 80,000,000 shares of Common Stock. At present, the upper limit on the aggregate amount of Common Stock that can be outstanding or reserved for future issuances is 20,000,000 shares. The Board believes that there are too few shares of Common Stock authorized and remaining available for future issuances.

    The Board's current plans include a 2-for-1 stock split to be effected in the form of a stock dividend, which itself would necessitate an almost 100% increase in the number of authorized shares. In addition, the Board of Directors' future plans may include, for example, sales for cash of Common Stock, convertible debt or equity, issuances of stock or securities in connection with acquisitions, payment of stock as a dividend or in connection with compensation plans.


    The principal executive office of the Company is 2381 Morse Avenue, Irvine, California 92614. The telephone number of the principal executive office of the Company is (949) 221-7100.

    The date of this Consent Statement is June 25, 2001. This Consent Statement is first being mailed or furnished to the stockholders of the Company on or about June 28, 2001.


    WE URGE YOU TO READ AND TO CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS CONSENT STATEMENT. YOUR CONSENT IS IMPORTANT. To ensure that your vote is recorded promptly, please vote as soon as possible.

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

    For questions relating to voting, you may contact our proxy solicitors at

                            Solicitation Department
                          Georgeson Shareholder, Inc.

                          Telephone: 201-896-1900

                               Fax: 201-804-8693


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

                              GENERAL INFORMATION

    Under Delaware law, any action that may be taken at any annual or special meeting of stockholders may be taken by consent in writing, without a meeting, without prior notice and without a vote, unless this ability is prohibited in the certificate of incorporation. The Company's Certificate of Incorporation does not limit the ability of stockholders of the Company to take action by written consent.

    Written consents are as effective as a vote of stockholders at a duly held meeting if the consents are signed and delivered to the Company by the record holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted.

    The Board of Directors has fixed the close of business on June 8, 2001 as the record date for the determination of stockholders entitled to consent to the Proposal (the "Record Date"). Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to consent to the Proposal. On the Record Date, the Company had outstanding 14,010,567 shares of Common Stock, which are the only outstanding voting securities of the Company. On all matters, each share of Common Stock is entitled to one vote. The written consents will be first tabulated on or after July 11, 2001.


    The cost of soliciting consents will be borne by the Company. In addition to solicitation by mail, officers, directors, and other employees of the Company may solicit consents by telephone, telegraph or personal contact without additional compensation. The Company has also engaged Georgeson Shareholder, Inc. to assist in the solicitation for an estimated charge of $7,500 to $15,000 plus expenses.

                                     VOTING

    To ensure that your vote is recorded promptly, please SIGN and DATE the Consent Card and return it by mail in the envelope provided.

    Consents in the accompanying form that are properly executed and dated, duly returned and not revoked will be tabulated in accordance with the instructions on such consents. If a consent is executed but no indication is made as to whether a consent is to be counted as for, against or abstain, such consent will be deemed to constitute a consent.


    Any consent may be revoked in writing by the record holder of Common Stock if delivered to the Company, 2381 Morse Avenue, Irvine, California 92614,
Attention: David R. Sonksen, Secretary, at any time prior to the close of business on the date that consents signed by holders of a sufficient number of shares of Common Stock to take the action are received and tabulated by the Company.

                            PROPOSAL TO APPROVE THE
                  INCREASE IN THE AUTHORIZED NUMBER OF SHARES

         (The Board of Directors recommends a vote FOR this proposal.)

General

    On June 4, 2001, the Board of Directors unanimously approved an increase in the number of authorized shares of the Company's Common Stock from 20,000,000 to 100,000,000, subject to stockholder approval. This increase would be effected by amending the Company's Certificate of Incorporation, which under Delaware law requires the approval of holders of a majority of the Common Stock outstanding. The Board of Directors has declared it advisable for stockholders to approve the proposal to increase of the number of authorized shares. A copy of the proposed Amended and Restated Certificate of Incorporation is attached hereto as Exhibit A and incorporated in this Consent Statement by reference.

Required Consent; Recommendation of Board Directors

    The affirmative written consent of holders of a majority of the outstanding shares of Common Stock on the Record Date will be required to approve the Capitalization Amendment. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against the Proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOUR WRITTEN CONSENT FOR APPROVING THE CAPITALIZATION AMENDMENT.

Summary: Increasing the Amount of Common Stock Presently Authorized

    Need for Additional Authorized and Unissued Shares. The Company estimates that only approximately 4,134,144 shares of the authorized and unissued Common Stock presently remain available and thus far unreserved for future issuances. The Board of Directors believes that an increase in the amount of Common Stock authorized for future issuances is advisable. The Company presently cannot issue and have outstanding at one time an amount of Common Stock that exceeds 20,000,000 shares. There is a small number of remaining authorized and unissued shares available for future issuances. Approximately 14,010,567 of our authorized shares are already issued and outstanding. Approximately an additional 1,855,289 authorized and unissued shares are currently reserved for issuance upon exercise of all outstanding options under the Microsemi Corporation 1987 Stock Plan. To authorize additional unissued shares of Common Stock that could be issued for various corporate purposes by Microsemi Corporation in the future, stockholders should approve the increase in the authorized number of shares of Common Stock.


    Uses of Additional Authorized Shares. There are numerous potential reasons and opportunities for issuing common stock. Some of these are mentioned below. Regarding the Board of Directors' announced plan for a stock split, please see "Planned Stock Split Following Stockholder Approval of Proposal" below. Stock is sometimes issued


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in order to raise capital, and for example about one year ago the Company and its underwriters sold Common Stock to the public for cash. With the capital raised in that sale we repaid bank debt and increased our working capital. The Company could use the additional authorized shares for any corporate purpose on terms that the Board of Directors approves from time to time. Stock also can be issued in connection with acquisitions or joint ventures. Stock is also an important component of compensation and is believed to create a close alignment between the interests of our stockholders and the interests of our equity plan participants. Stock is also occasionally distributed to stockholders as a stock dividend. Additional authorized Common Stock would be issuable from time to time for any one or more corporate purposes in the discretion of the Board of Directors, at values and times and on terms established by the Board of Directors. If this Proposal is approved, the stockholders' further approval would generally not be required in order to issue the additional shares of Common Stock that would be authorized by this Proposal. See "Potential Effects on Change of Control" below.





Reasons for the Increase in the Number of Authorized Shares

    Authorization of Additional Shares of Common Stock. As of June 8, 2001, the Company was authorized to issue 20,000,000 shares of Common Stock. The proposed Capitalization Amendment will increase the number of authorized shares of Common Stock from 20,000,000 to 100,000,000.

    Potential Uses of Additional Authorized Common Stock. The Board of Directors has proposed to increase the number of authorized shares of Common Stock in order that the Company will have a sufficient number of shares of Common Stock that are authorized and unissued in order to be able to capitalize on potential future corporate opportunities, such as conducting additional stock offerings, acquisitions, stock dividends and compensation plans from time to time in the future.

    Currently Anticipated Uses of Additional Shares. Although the additional 80,000,000 authorized shares would only be used after the remaining authorized and unissued shares are issued or reserved, the stock split which is planned (subject to stockholder approval of this Proposal) would immediately utilize some of the additional authorized shares. See "Planned Stock Split following Approval of Proposal," below.

    Identical Terms of the Additional Shares of Common Stock. The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company authorized prior to approval of this Proposal. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company.

    Number of Shares Outstanding or Presently Committed. As of the Record Date, 14,010,567 shares of Common Stock of the Company were issued and outstanding, and

1,855,289 shares of Common Stock were committed for issuance pursuant to exercised stock options and stock purchase rights. The Company's reserve of authorized but unissued shares of Common Stock has been substantially depleted in recent years as a result of the Company's financing activities through the sale of Common Stock and the granting of stock options under the 1987 Stock Plan. There are presently only approximately 4,134,144 shares authorized and available to be reserved for future issuances. As of the Record Date, no shares of the Company's Preferred Stock, of which 1,000,000 shares are authorized, were issued or outstanding. No increase in the number of authorized shares of Preferred Stock of the Company is proposed or anticipated at the present time.


Potential Effects on Change of Control


    Potential Anti-Takeover Effects. While it is not the intent of the Proposal, the proposed share increase can be used to make a change in control of the Company more difficult. See "Potential Anti-Takeover Effect of Authorized Securities" below. While the additional authorized shares of Common Stock could be issued in order to potentially delay or defeat a takeover, the proposed amendment to increase the authorized Common Stock is not prompted by any specific takeover threat currently perceived by the Board of Directors. Holders of Common Stock have certain rights and limitations as may arise under the Shareholder Rights Plan described under "Potential Anti-Takeover Effect of Authorized Securities" below. Pursuant to the Shareholder Rights Plan (described below), rights and shares of Preferred Stock may in the future be issued for the purpose of delaying or defeating a takeover.

    Shareholder Rights Plan. The Board of Directors adopted the Shareholder Rights Plan (the "Rights Plan"), pursuant to which preferred stock rights ("Rights") were distributed in the form of a dividend to stockholders of record on December 29, 2000 on the basis of one Right for each share Common Stock held. One Right was also attached to each share of Common Stock issued by the Company subsequent to December 29, 2000. In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Common Stock. Once exercisable, each Right entitles its holder to purchase from the Company 1/1000th of a share of the Company's Series A Preferred Stock. Initially, the purchase price was fixed at $400.00 per 1/1000th of a share of Series A Preferred Stock, subject to any applicable adjustments and subject to any further modifications approved by the Board of Directors. The Rights will separate from the Common Stock and become exercisable or transferable on a distribution date (the "Distribution Date"), which will occur on the earlier of (i) 10 days following a public announcement that a person or a group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of securities representing 20% or more of the Common Stock, or (ii) 10 days following the commencement of a tender or exchange offer that would result in a person or group of related persons becoming an Acquiring Person. Upon the occurrence of certain other events related to changes in the ownership of the Common

Stock, each holder of a Right would be entitled to purchase shares of the Common Stock, or an acquiring corporation's common stock, having a market value equal to two times the exercise price of the Right. The Rights expire on the earliest of (a) December 21, 2010, (b) consummation of a merger transaction with a person or group who acquires Common Stock pursuant to a transaction approved by a majority of the disinterested members of the Company's Board of Directors, or (c) redemption of the Rights. Subject to certain conditions, the Rights may be redeemed by the Company's Board of Directors at any time at a price of $0.00001 per right. The Rights are not currently exercisable and trade together with the shares of Common Stock to which they are attached. The Rights, if exercised, could cause a substantial dilution to the equity interest in the Company to a person's or group's ownership interest in the Common Stock that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights Plan may be amended or terminated at the discretion of the members of the Company's Board of Directors then in office.


    Section 203. The Company is also governed by Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), which provides that certain "business combinations" between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an "interested stockholder" (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such stockholder became an "interested stockholder," unless certain exceptions apply. The term "business combination" is defined generally to include, among other transactions, merger, tender offers and transactions which increase an "interested stockholder's" percentage ownership of stock in a Delaware corporation.


    Potential Anti-Takeover Effects of Executive Compensation Agreements. The Company is also a party to executive employment agreements that provide for benefits in the event of a change of control. Such agreements, such as those with Messrs. Peterson and Sonksen, may have the effect of making a takeover of the Company more expensive for the acquiror, which could have a deterrent effect on a sale of the Company to the acquiror.


    Potential Anti-Takeover Effects of More Authorized Securities. The increase in the authorized Common Stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. In this connection, the Board of Directors could issue shares of Common Stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite stockholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in the Company's Certificate of

Incorporation or Bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of the Common Stock. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this Proposal is not being made in response to any such attempt.

    Potential Anti-Takeover Effects of Presently Authorized Preferred
Stock. The Certificate of Incorporation of the Company authorizes the issuance of 1,000,000 shares of Preferred Stock, of which 900,000 shares remain undesignated ("Preferred Stock"). In December 2000, the Board of Directors designated 100,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock ("Series A Preferred Stock") in connection with its adoption of the Shareholder Rights Plan (discussed above). The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, has the authority generally to modify the rights or preferences, or to increase or decrease the number, of shares of Series A Preferred Stock and to issue the remaining undesignated Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any series of Preferred Stock could be senior to all or any rights or privileges of the holders of Common Stock; and therefore, its issuance may dilute or detract from or conceivably eliminate any then existing economic or other benefits of acquiring or holding the Common Stock of the Company. Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company. See also "Potential Effects on Change of Control--Shareholder Rights Plan."


Planned Stock Split Following Stockholder Approval of Proposal


    The Planned 2-for-1 Stock Split. The Board of Directors has announced its plans for a 2-for-1 stock split, to be effected in the form of a stock dividend ("stock split"), subject to stockholder approval of this Proposal. Unless this Proposal is approved by the stockholders, there would be insufficient authorized shares to effect the stock split.

    Proportionality. The intended stock split would not change the stockholders' equity of the Company, nor would the stock split affect the relative rights of any stockholder or result in a dilution or diminution of any stockholders' proportionate interest in the Company.

    Double the Number of Shares Outstanding. The principal effect of the stock split would be to double the number of shares of Common Stock then outstanding. If there were twice as many shares of Common Stock held publicly and traded in the public market, this would immediately double the number of shares in the public float and thus increase the volume of trading in the Common Stock. The Board of Directors believes that this should have a positive impact on the attractiveness of the Common Stock to institutional investors and advisors, which generally prefer to own stocks with trading volumes great enough to help assure some liquidity of their investment in the Common Stock.

    Double the Number of Shares Reserved for Options. Awards under the Microsemi Corporation 1987 Stock Plan are made from time to time pursuant to written agreements that are on terms and in amounts and kinds determined in each instance in the discretion of the Board of Directors or a committee thereof. Specific adjustments that are made to awards or the plan itself as of immediately prior to a stock split are described below. The Board of Directors or the Compensation Committee or any other committee shall continue to have discretion to determine the terms and amounts of all future Awards on an individual basis or case-by-case basis, and the number of shares underlying future Awards after the stock split will not automatically bear any fixed or 2-for-1 numerical relationship to the number of shares underlying any comparable Award made before the stock split.


    The Microsemi Corporation 1987 Stock Plan, as amended, as of June 8, 2001 permits the issuance of up to approximately 4,017,038 shares of Common Stock. This amount would be adjusted at the time of a 2-for-1 stock split. The amount of shares then considered issued under the plan would double. Also the total amount remaining issuable under the plan would double. The adjustment is proportionate to the 2-for-1 stock split. As of the time of the stock split, the number of shares of Common Stock approved for issuance under the plan would immediately be doubled, in proportion to the 2-for-1 stock split.


    Generally the Microsemi Corporation 1987 Stock Plan provides that upon a stock split the number of shares covered by outstanding options is adjusted so that the option covers a number of shares with the same relative percentage ownership of the Company after the split as before. In a 2-for-1 stock split, the number of shares reserved for issuance upon exercise of the option is doubled. For instance, approximately 1,855,289 shares that presently are reserved for issuance upon exercise of outstanding options under the 1987 Stock Plan, as amended, would become approximately 3,710,578 shares of Common Stock reserved as of immediately after the stock split in connection with the future exercise of those outstanding options. The option exercise price per share is also adjusted to become one-half the previous exercise price. The total exercise price for all of the shares payable under the option does not change as a result of the split.


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


    The 1987 Stock Plan provides that the amount of Common Stock available to be reserved for new Awards shall continue to increase annually at the beginning of each fiscal year by 4% of the number of shares of Common Stock then outstanding. The 2-for-1 stock split has the one-time effect of doubling the number of outstanding shares, but 4% of the outstanding stock still would represent the same proportionate interest in the Company.


    Stock Price. Also a factor in the planned stock split was that some individual investors wanting to purchase shares of Common Stock in lots of 100 or more shares may find our current price per share less than ideal. Following the stock split, the Board of Directors believes that the expected price per share of the Common Stock, which is one-half the pre-split price, will be more affordable in lots of 100 to small investors, which may enable a broader range of small investors to make a purchase of the Common Stock. This could have a positive impact on trading volume and thus liquidity in each stockholder's investment in the Common Stock. The reported closing price per share of Common Stock on The Nasdaq Stock Market as of June 8, 2001 was $65.75 per share.

    Commissions. However, a potential negative factor that the Board of Directors considered was that, since the stock split would result in each stockholder's interest being represented by a greater number of shares, it is possible that higher brokerage commissions may be payable after the intended stock split. Greater commissions or charges could be expected upon any sale or transfer of a stockholder's same relative interest in Common Stock because that interest would be represented by a greater number of shares.

    Taxes. The Company has been advised by counsel that the intended stock split would not result in the recognition of a taxable gain or loss to the stockholders for federal income tax purposes. In addition, the tax basis for shares in the hands of a stockholder prior to the distribution of the stock split shares would become the tax basis for the total number of shares to be held by such stockholder immediately after such distribution, and the holding period of the newly acquired shares would be deemed to be the same as the holding period of the corresponding shares held prior to the stock split. However, each stockholder should consult his or her own tax advisor with respect to the particular tax consequences, if any, to him or her of the stock split, including the applicability and effect of any state, local or foreign tax laws.

    Effects on Shareholder Rights Plan. The Board of Directors may, in its discretion, make changes to the terms of the Shareholder Rights Plan. The form of Article Ninth found in the Amended and Restated Certificate of Incorporation attached as Exhibit A includes certain such changes to Article Ninth thereof as the Company currently anticipates will have been put into effect, subject to the Board's discretion to make changes therein. See "Board of Directors' Reservation of Rights."

    The number of shares of Common Stock available for issuance pursuant to the Shareholder Rights Plan is insufficient to permit the exercise in full of the Rights under certain circumstances. Therefore, the Proposal's adoption could have the effect of making the Shareholder Rights Plan more fully effective and enforceable.


    Adjustments proportionate to the stock split will automatically result under the terms of the Company's Shareholder Rights Plan as presently in effect, subject to amendments as adopted by the Board of Directors of the Company as permitted by the Rights Agreement and the Certificate of Incorporation. If and when the planned 2-for-1 stock split occurs, the Company will pay a dividend of one share of Common Stock, including one attached Right, for each one outstanding share of Common Stock and its associated Right. The Rights Plan presently provides for a purchase price of $400.00 per Right. The purchase price remains $400.00 immediately after the stock split, unless the Board of Directors determines otherwise. Any or all of these amounts may be changed from time to time pursuant to approval of the Board of Directors. Maintaining the present $400.00 purchase price while having twice as many Rights outstanding after the stock split would be like increasing by a factor of two both the purchase price and the hypothetical value of all Rights in the aggregate. At such time as our Shareholder Rights Plan is amended or material adjustments take place, the Company will provide detailed information in such notices or filings as may be required. The Rights Plan, as originally adopted and as in effect on the date of this Consent Statement, was fully set forth and described in a Form 8-A filed with the Securities and Exchange Commission by the Company on December 29, 2000.


    Planned Implementation of the Stock Split. If the proposed Capitalization Amendment is not approved by stockholders, the existing Certificate of Incorporation would continue in effect and the Company would not effect the stock split in the foreseeable future, and the Company would be authorized only to issue up to 20,000,000 shares of Common Stock.


    Upon the anticipated receipt and tabulation by the Company of the requisite stockholder consent to the Capitalization Amendment, the Company will apply to the Nasdaq Stock Market for the listing of the additional shares of Common Stock to be issued in the stock split and will notify Nasdaq of the intended record date of a stock dividend, which will be at least 10 days after such notification of Nasdaq. Within 15 calendar days after that dividend record date, the Company will mail, or cause to be mailed, to each stockholder of record, a share certificate representing the number of shares of the Common Stock that, when aggregated with each stockholders' present number of shares, will equal two times the number of shares of the Common Stock each stockholder held on that dividend record date. For example, if you own 100 shares of the Common Stock, you will be mailed a new share certificate for an additional 100 shares. If nothing else changes, you will then be the owner of 200 shares of the Common Stock, along with 200 their associated Rights under the Shareholder Rights Plan. Certificates that currently represent outstanding shares of Common Stock will represent the same number of shares of Common Stock before and after a stock dividend is paid. ACCORDINGLY, PLEASE NEITHER DESTROY YOUR EXISTING STOCK CERTIFICATES NOR RETURN THEM TO THE COMPANY.

Stockholders whose shares are held by a broker or other nominee in "street name" will not receive certificates representing additional shares but will be credited with the additional shares of Common Stock in accordance with the procedures used by their brokers or nominees. Because the Company currently has no fractional shares of Common Stock outstanding, no fractional shares will be issued as a result of the proposed dividend.

    Impact on the Company's Consolidated Financial Statements. On the Company's Consolidated Balance Sheets, in the equity section, the 2-for-1 stock split effected in the form of a stock dividend would generally result in an increase to "common stock" by an amount equal to the aggregate par value of the additional shares issued in connection with the stock split, and a corresponding deduction of the same amount from "additional paid-in capital." Pursuant to the stock split, the reported amount of issued and outstanding shares of Common Stock will be adjusted on a 2-for-1 basis. (The Consolidated Balance Sheets would also report that the amount of authorized Common Stock is 100,000,000 shares pursuant to the Capitalization Amendment.) The stock split will not affect the Company's Consolidated Statements of Income or Cash Flows, except to the extent of the costs of this consent solicitation statement and related activities to effect the Capitalization Amendment and resulting stock split, which costs are not anticipated to be material to the Company's results of operations. The stock split will affect all earnings per share amounts presented on the income statement, since earnings per share will be retroactively restated for the periods presented to adjust for the increase in the number of shares of Common Stock outstanding.


Board of Directors' Reservation of Rights

    The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of the Proposal, including without limitation the selection of the first time to tabulate consents, the selection of the effective time and filing date of the Amended and Restated Certificate of Incorporation, if adopted, any correction of the form of Amended and Restated Certificate of Incorporation attached as Exhibit A hereto deemed necessary so that the form more accurately restates and integrates the Certificate of Incorporation or otherwise would become appropriate for filing, any amendment or change to the terms of the Series A Junior Participating Preferred Stock, par value $1.00 per share, as set forth in the Ninth Article of the Certificate of Incorporation or the Shareholder Rights Plan, which the Board of Directors may adopt without stockholder vote, the power to reconsider or abandon the Capitalization Amendment, the power to amend and restate the Certificate of Designation of Series A Junior Participating Preferred Stock prior to or after the Capitalization Amendment, and any other right or power that the directors may exercise with respect to the Certificate of Incorporation or the Capitalization Amendment in accordance with the Delaware General Corporation Law.


No Dissenters' Rights

    Under Delaware law, stockholders are not entitled to dissenters' rights of appraisal with respect to the proposed Capitalization Amendment.

                             ADDITIONAL INFORMATION

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth as of June 8, 2001, information concerning ownership of the Company's Common Stock by each director or executive officer, all officers and directors as a group, and each person known by the Company to beneficially own more than 5% of the Company's outstanding Common Stock.



Name of Beneficial Owner(1)                          Amount and
(and Address of Each 5%                              Nature of
Beneficial Owner) or                                 Beneficial     Percentage
Number of Persons in Group                           Ownership       of Class
---------------------------                          ----------     ----------
Philip Frey, Jr. ...................................   913,221(2)      6.5%
  P. O. Box 26890
  Santa Ana, CA 92799-6890
Nicholas-Applegate Capital Management...............   773,000(3)      5.5%
  600 West Broadway, 29th Floor
  San Diego, CA 92101
Joseph M. Scheer....................................    10,000(4)        *
Martin H. Jurick....................................    21,500(5)        *
Brad Davidson.......................................    18,000(6)        *
Robert B. Phinizy...................................    18,000(7)        *
H.K. Desai..........................................    13,000(8)        *
James J. Peterson...................................    30,550(9)        *
David R. Sonksen....................................    60,968(10)       *
Harold R. McKeighan.................................    37,475(11)       *
Andy T. S. Yuen.....................................    57,875(12)       *
Lane Jorgensen......................................    56,175(13)       *
All Executive Officers and Directors as a group
  (18 Persons)...................................... 1,275,114(14)     8.9%

----------
 *   Indicates less than 1%

(1) Based upon 14,010,567 shares of Common Stock outstanding on June 8, 2001. Each named person and all directors and executive officers as a group are deemed to be the beneficial owners of shares of Common Stock that may be acquired within 60 days upon exercise of stock options as of such date. Accordingly, the number of shares and percentages set forth next to the name of such person and all directors and executive officers as a group include the shares of Common Stock issuable upon stock options exercisable within 60 days of June 8, 2001. However, the shares of Common Stock so issuable upon such exercise by any such person or group are not included in calculating the percentage of Common Stock beneficially owned by other stockholders.


(2) Includes 68,125 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.

(3) Includes 575,500 shares as to which the holder reports sole voting power and 197,500 as to which the holder reports no voting power.


(4) Includes 8,000 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(5) Includes 19,000 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(6) Includes 8,000 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(7) Includes 18,000 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.

(8) Includes 13,000 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.

(9) Includes 30,550 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(10) Includes 22,975 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(11) Includes 20,475 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(12) Includes 16,175 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(13) Includes 44,175 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(14) Includes 306,825 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


Stockholder Proposals

    Stockholders who wish to present proposals for action at the 2002 Annual Meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Consent Statement. Proposals must be received by the Secretary no later than September 27, 2001 for inclusion in next year's proxy statement and proxy card.

Other Information

    The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. In addition, copies of the Company's financial statements filed with the SEC will be mailed to stockholders without charge within one business day of receipt of written request to Investor Relations, Microsemi Corporation, 2381 Morse Avenue, Irvine, California

92614. More information on the Company is available on-line at the Company's site on the worldwide web at http://www.microsemi.com. The Company's web site is not considered part of this Consent Statement. For questions relating to voting, you may contact our proxy solicitors at


                          Solicitation Department


                        Georgeson Shareholder, Inc.


                          Telephone: 201-896-5695


                             Fax: 201-804-8693


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ DAVID R. SONKSEN

                                          David R. Sonksen
                                          Secretary

Irvine, California

June 25, 2001


    STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED CONSENT CARD IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                                                                      EXHIBIT A

            AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


                                      OF

                             MICROSEMI CORPORATION

    Microsemi Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is Microsemi Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 27, 1960. The Corporation was originally incorporated under the name Microsemiconductor Corporation.


      2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation by increasing the number of authorized shares of Common Stock of this Corporation from 20,000,000 to 100,000,000.


      3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

        FIRST: The name of the Corporation is MICROSEMI CORPORATION.

        SECOND: The location of the registered office of the Corporation in the State of Delaware is at 229 South State Street, City of Dover, County of Kent. The name and address of its registered agent in charge thereof upon whom process against the Corporation may be served is United States Corporation Company, 2711 Centerville Road, Suite 400, Wilmington, County of Newcastle, Delaware 19808.


        THIRD: The Purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is one hundred one million (101,000,000) shares, consisting of a class of one million (1,000,000) shares of Preferred Stock of the par value of $1.00 per share, and a class of one hundred million (100,000,000) shares of Common Stock of the par value of $0.20 per share (the Preferred Stock, par value $1.00 per share, being herein referred to as "Preferred Stock"; and the Common Stock, par value $0.20 per share, being herein referred to as "Common Stock"). The Board of Directors is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a Certificate pursuant to the applicable law of the State of Delaware, to establish, from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to each such series of Preferred Stock.

        FIFTH: The Board of Directors of the Corporation shall have the power to make, alter, and repeal the bylaws of the Corporation subject to the reserved power of the stockholders to make, alter, and repeal bylaws.

        SIXTH:

        Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
    (iii) under Section 174 of the Delaware General Corporation Law, or
    (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office.

        Section 2.

        (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        (b) Right of Claimant to Bring Suit. If a claim under paragraph
    (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (c) Non-Exclusivity of Rights. The right to the indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of
    Section 291 of Title 8 of the Delaware Code or the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

        EIGHTH: Any and all right, title, interest, and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositaries, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

        NINTH: There shall be a series of Preferred Stock, par value $1.00 per share, of the Corporation, to be designated "Series A Junior Participating Preferred Stock," initially consisting of 100,000 shares.

        Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock," par value $1.00 per share, and the number of shares constituting such series shall be 100,000.

        Section 2. Dividends and Distributions.

        (a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of September, December, March and June in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.


        (b) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend payable in shares of Common Stock after the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.


        (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such

    Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

        Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

        (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.


        (b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

        (c) Except as required by law, holders of Series A Junior
    Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common stock as set forth herein) for taking any corporate action.

        Section 4. Certain Restrictions.

        (a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Junior Participating Preferred Stock as required by Section 2 hereof.

        (b) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

          (ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;


          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith that such purchase or acquisition will result in fair and equitable treatment among the respective series or classes.

        (c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

        Section 6. Liquidation, Dissolution or Winding Up.

        (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) subject to the provisions for adjustment hereinafter set forth, $800,000 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Stock ranking prior to the Series A Participating Preferred Stock, available to permit payment in full of the $800,000 per share amount, the amount required to be paid under this Section 6(a)(1) shall, subject to
    Section 6(b) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Participating Preferred Stock or (2) 10,000 times the aggregate per share amount to be distributed to the holders of Common Stock (the greater of (1) or (2), the "Series A Liquidation Preference"). In the event the Corporation shall at any time after the close business on December 22, 2000 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately after such event.


        (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.


        Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

        Section 8. No Redemption. The shares of Series A Junior
    Participating Preferred Stock shall not be redeemable.

        Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

        Section 10. Amendment. The Certificate of Incorporation, as amended, of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

        Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions that are integral multiples of one one-millionth of one share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.


      4. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware and duly proposed and submitted by the Board of Directors of this Corporation and duly adopted by the stockholder in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, said MICROSEMI CORPORATION has caused this certificate to be signed by James J. Peterson, its President, and attested by
David R. Sonksen, its Secretary, this    day of     , 2001.

                                          MICROSEMI CORPORATION

                                          By: _________________________________
                                                     James J. Peterson,
                                                 Chief Executive Officer and
                                                          President

ATTEST:

By: _________________________________
          David R. Sonksen,
      Executive Vice President,
     Chief Financial Officer and
              Secretary

                             MICROSEMI CORPORATION

                                    CONSENT

   THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICROSEMI CORPORATION (the "Company"). The Board of Directors of Microsemi Corporation RECOMMENDS that you vote FOR the proposal.

   Stockholders are urged to mark, sign, date and mail promptly this Consent Card in the envelope provided. Consents must be received at the address of the Company by 5:00 p.m., California time, on or before August 7, 2001, unless the deadline is extended without further notice. If not otherwise terminated, the Consent Solicitation Period terminates 60 days after the earliest-dated Consent.

   THIS CONSENT CARD IS INTENDED TO OBTAIN CONSENT AND THIS CARD SHALL BE DEEMED TO BE A CONSENT TO THE PROPOSAL IF NOT PROPERLY INDICATED TO THE CONTRARY ON THE OPPOSITE SIDE OF THIS CARD.

   EACH CONSENT CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

   Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person. Please do not forget to sign and date this Consent Card.

   Please return this Consent Card promptly, using the enclosed envelope. No postage is required if mailed in the United States of America.

        (continued and to be signed and dated on the reverse side)

PLEASE MARK ONE CHOICE BELOW:
PROPOSAL:        [_] APPROVE    [_] DISAPPROVE     [_] ABSTAIN

Proposal:  To consent to the Amendment of the Microsemi Corporation Certificate
           of Incorporation to increase the authorized number of shares of Common Stock, par value $0.20 per share, from 20,000,000 to 100,000,000 by filing the proposed Amended and Restated Certificate of Incorporation in substantially the form as set forth as Exhibit A to the Consent Statement dated June 25, 2001 and with changes therein, if any, described under "Board of Directors' Reservation of Rights."


     MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU CONSENT TO "APPROVE" THIS PROPOSAL.

     THIS CONSENT CARD WILL BE COUNTED AS YOU INDICATE ABOVE; IN THE ABSENCE OF SUCH INDICATION, YOU WILL BE DEEMED TO "APPROVE" THE PROPOSAL.

                                             ----------------------
                                                   Signature

                                             ----------------------
                                              (Please Print Name)

                                             ----------------------
                                               Signature (if held
                                                    jointly)
                                               Title or authority
                                                (if applicable)

                                             Dated: _________, 2001

                             YOU MUST SIGN AND DATE